UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): February 15, 2008

InforMedix Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-50221	88-0462762
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Georgetowne Park 5880 Hubbard Drive Rockville, MD 20852-4821
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (301) 984-1566

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a- 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 15, 2008, InforMedix Holdings, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with its Chief Executive Officer and Chairman of the Board of Directors, Bruce A. Kehr, M.D. The Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), which consists of three independent directors, recommended the approval of the Agreement after consultation with Compensia, Inc., an executive compensation consulting firm retained by the Board to consult with the Committee in creating the Agreement, and the full Board (with Dr. Kehr abstaining) approved the Agreement.

The Agreement, which is effective February 1, 2008, amends and restates the Employment Agreement entered into with Dr. Kehr on July 1, 2004 and provides for his continued employment with the Company until January 31, 2011. Pursuant to the Agreement, Dr. Kehr’s annual base salary will be $287,000 and he will be eligible to receive annual Performance Grants under the Company’s 2008 Equity Incentive Plan, targeted to have an annual value equal to 40% of his annual base salary for the applicable year. In addition, Dr. Kehr will be eligible to participate in a Change of Control Management Bonus Pool in the event of a change of control of the Company.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Amended and Restated Employment Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2008

INFORMEDIX HOLDINGS, INC.

By:	/s/ Harry M. Stokes
Harry M. Stokes
Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit Number
99.1	Amended and Restated Employment Agreement

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